Exhibit 99.1

June 1, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces EnXCase Developments

Tulsa, OklaC(BUSINESS WIRE)CJune 1, 2004 EnXnet, Inc. (OTCBB:EXNTCnews)C EnXnet, Inc. announces that it has received substantial interest in its EnXCase (Patent Pending) package designed for its DVDplus8/OneDiscJ dual sided DVD/CD discs. A number of recording labels are negotiating with EnXMedia (the media supplier division of EnXnet) for delivery of a variety of albums with music on the CD side and music videos on the DVD side. The distinctive design of the EnXCase with its rounded top, much like that of a Wurlitzer jukebox, provides easy visual identification of the albums on retail displays. The conventional DVD and CD packaging now in the marketplace has not seen a significant change in the case design in quite some time. EnXcase has been developed primarily to enhance consumer recognition of the DVDplus8/OneDiscJ product line. Its unique shape will immediately identify the product as a DVDplus8/OneDiscJ disc. Included in the design of the EnXCase is an anti-theft feature which makes it significantly more difficult to steal the disc without completely removing the outer wrapping and opening the case.

Based on discussions with various record labels the Company anticipates delivering adequate volumes of DVDplus8/OneDiscJ dual sided DVDs/CDs in EnXCases to meet their weekly releases of new albums. The Company is completing arrangements for the manufacture of the EnXCase to make it available to meet the anticipated demand starting in the third quarter (calendar) of this year.

Ryan Corley, President of EnXnet, Inc., had this to say: "I am quite pleased with the advances made toward commercialization of the EnXCase and the excitement that seems to have been created in the recording industry for both the DVDplus8/OneDiscJ dual sided DVD/CD discs and its unique packaging using the EnXCase."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com